Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated May 15, 2019 (except for share combination included in Note 3, as to which the date is October 26, 2020) relating to the consolidated statements of operations and comprehensive loss, changes in equity and cash flows of Lianluo Smart Limited (the “Company”) for the year ended December 31, 2018, in the Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-237358) and the related Prospectus of the Company dated March 31, 2021.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

(successor to Centurion ZD CPA Limited)

Hong Kong, China

March 31, 2021